Exhibit 10.2

Sorrento Therapeutics, Inc.

Outside Director Compensation Policy

Last Updated Effective January 1, 2022

Each director of Sorrento Therapeutics, Inc. (the “Company”) that is not an employee of the Company (a “Non-Employee Director”) is entitled to receive, in such director’s capacity as a non-employee director, a $82,500 annual cash retainer, with the amount being increased to $117,000 for any Lead Independent Director or any Board of Directors (the “Board”) chairperson. Further, the chairperson of each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board is entitled to receive an additional annual cash retainer of $37,500. Other members of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board is entitled to receive an additional cash retainer of $15,000. In addition, each Non-Employee Director will be entitled to receive, in such director’s capacity as a non-employee director, an annual grant of a stock option to purchase 250,000 shares of common stock (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions), which vests monthly over a period of 48 months from the date of grant, subject to continued service through each vesting date. Additionally, the Company will reimburse each Non-Employee Director for reasonable travel expenses related to such director’s attendance at Board and Board committee meetings.